Exhibit 99.1

[LOGO]

Global Power Equipment Group Inc.

Reports Third Quarter EPS of $0.07

TULSA, Oklahoma, October 27, 2003 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and fabrication firm providing a broad array of equipment and services to diversified global companies engaged in the power and process industries, today reported financial results for the third quarter ended September 27, 2003.

Global Power Equipment Group reported earnings of $3.0 million, or $0.07 per diluted share, on revenues of $57.3 million for the third quarter of fiscal 2003. This compares to net earnings of $9.9 million, or $0.22 per diluted share, on revenues of $112.7 million for the third quarter of fiscal 2002.

For the nine months ended September 27, 2003, the Company reported net earnings of $14.7 million, or $0.32 per diluted share, on revenues of $198.3 million. This compares to net earnings for the same period last year of $39.8 million, or $0.87 per diluted share, on revenues of $479.1 million.

The Company’s gross profit for the most recent three month period totaled $13.8 million representing a 24.2 percent gross margin compared to the year ago gross margin of 25.3 percent. For the first nine months of 2003, the Company’s gross margin was 26.2 percent compared to 21.1 percent for the same period of 2002.

The Company generated EBITDA (earnings before interest, taxes, depreciation and amortization) of $6.1 million for the third quarter, down nearly 67 percent from the $18.3 million for the same period in 2002. EBITDA for the first nine months of 2003 totaled $28.0 million compared to EBITDA of $71.4 million for the first nine months of 2002.

Larry Edwards, Global Power Equipment Group’s chairman and chief executive officer stated, “The Company’s third quarter results, which tracked our own expectations, reflected the lower level of U.S. market activity and continued delays in booking preliminary orders from China into our firm backlog. As announced last week, we are moving swiftly to increase our presence in Asia to capitalize on the considerable opportunity for new electrical generation equipment and to work more closely with our major OEM customers that are launching similar initiatives. I firmly believe that our strategy to strengthen our base of operations in Asia will allow us to better engage the market on a daily basis in China, Southeast Asia and Southern Asia. Investing more time in Asia with allow us to more closely interact with our customers and manufacturing partners and will produce measurable results in the immediate future and for years to come.”

Mr. Edwards further stated, “Our on-going efforts to further reduce costs at every level within the Company should enhance our competitive position in the marketplace. To that end, we continue to size our organization and domestic operations to respond to the downturn in North American demand and we expect to reduce our general and administrative costs even more during 2004.”

At the end of the third quarter, the Company’s firm backlog totaled $185 million compared to $223 million at the end of June 2003 and $342 million at the end of September 2002. Approximately 54 percent of the Company’s bookings into firm backlog during the first nine months have originated from projects outside the United States compared to approximately 34 percent during the same period last year.

Global Power Equipment Group Inc.

Third Quarter 2003 Earnings – Page 2

The Company’s long-term debt stood at $33.3 million at the end of September 2003, a $7.1 million reduction from the end of June 2003. The Company had cash and cash equivalents of $66 million on hand at the end of the third quarter of 2003, down from June 2003 primarily due to the voluntary principal prepayments made during the third quarter.

Non-GAAP Financial Measure

This release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income available to common stockholder before income taxes, the most directly comparable GAAP financial measure, as well as additional information concerning EBITDA, is included in the exhibits to this release.

Earnings Estimate

Based upon information management currently has evaluated, in conjunction with this release, management estimates fiscal year 2003 earnings of between $0.31 and $0.33 per diluted share on projected annual revenues of approximately $250 to $275 million, including the previously announced fourth quarter pre-tax restructuring charge of between $5 million to $6 million. The after-tax effect of this one-time charge amounts to approximately $0.07 to $0.08 per diluted share.

The company establishes fiscal year 2004 earnings guidance of between $0.15 and $0.20 per diluted share on revenues of between $210 and $240 million and a gross margin of between 18.5 percent to 19.5 percent during fiscal year 2004.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. (NYSE: GEG) is a leading designer, engineer and fabricator of a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents. The Company believes, that in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance and repair. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected. Information concerning some of the factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ending December 28, 2002, and other reports on file with the U.S. Securities and Exchange Commission.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Third Quarter 2003 Earnings – Page 3

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Revenues	$57,301	$112,673	$198,329	$479,116
Cost of sales	43,454	84,175	146,314	378,000

Gross profit	13,847	28,498	52,015	101,116
Selling and administrative expenses	8,578	11,138	26,697	32,414

Operating income	5,269	17,360	25,318	68,702
Interest expense	326	1,149	1,218	3,537

Income before income taxes	4,943	16,211	24,100	65,165
Income tax provision	1,928	6,322	9,399	25,414

Net income available to common stockholders	$3,015	$9,889	$14,701	$39,751

Basic income per common share
Weighted average shares outstanding—basic	44,785	43,953	44,327	43,953
Net income available to common stockholders	$0.07	$0.22	$0.33	$0.90
Diluted income per common share
Weighted average shares outstanding—diluted	45,996	45,604	45,788	45,633
Net income available to common stockholders	$0.07	$0.22	$0.32	$0.87

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Third Quarter 2003 Earnings – Page 4

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 27, 2003	December 28, 2002
ASSETS
Current assets:
Cash and cash equivalents	$66,271	$59,042
Accounts receivable, net of allowance of $1,985 and $1,775	44,684	82,844
Inventories	4,069	4,403
Costs and estimated earnings in excess of billings	38,574	62,289
Deferred tax assets	17,875	22,385
Other current assets	2,618	2,082

Total current assets	174,091	233,045
Property, plant and equipment, net	21,861	25,469
Deferred tax assets	59,596	64,803
Goodwill, net	45,000	45,000
Other assets	1,591	1,387

Total assets	$302,139	$369,704

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$19	$5,423
Accounts payable	23,305	29,773
Accrued compensation and employee benefits	6,239	9,301
Accrued warranty	18,515	19,460
Billings in excess of costs and estimated earnings	69,537	107,242
Accrued income taxes	275	9,471
Other current liabilities	5,069	4,417

Total current liabilities	122,959	185,087
Long-term debt, net of current maturities	33,265	54,650
Commitments and contingencies
Stockholders’ equity
Common stock	449	440
Paid-in capital deficit	(26,268)	(28,321)
Accumulated comprehensive income	7	822
Retained earnings	171,727	157,026

Total stockholders’ equity	145,915	129,967

Total liabilities and equity	$302,139	$369,704

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

Third Quarter 2003 Earnings – Page 5

GLOBAL POWER EQUIPMENT GROUP INC.

SUPPLEMENTAL STATISTICAL INFORMATION

(in thousands)

	Three Months Ended		Nine Months Ended
	September 27, 2003	September 28, 2002	September 27, 2003	September 28, 2002
Net income available to common stockholders	$3,015	$9,889	$14,701	$39,751
Add back:
Interest expense	326	1,149	1,218	3,537
Income tax provision	1,928	6,322	9,399	25,414
Depreciation and amortization	874	931	2,680	2,734

EBITDA (a)	$6,143	$18,291	$27,998	$71,436

(a)	EBITDA, represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.